FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

PRELIMINARY INJUNCTION ORDERED IN POZEN
TREXIMET PATENT LITIGATION

Chapel Hill, N.C., April 15, 2011 - POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, announced today that the U.S. District Court for the Eastern District of Texas has granted a preliminary injunction ordering Par Pharmaceutical Inc. (Par) not to make, use, sell, offer to sell, or import into the United States a generic version of sumatriptan/naproxen sodium that competes with Treximet® (sumatriptan and naproxen sodium) sold by GlaxoSmithKline in the United States under an exclusive license from the Company.

The order was entered in connection with the patent infringement lawsuit pending among the Company and Par, Alphapharm Pty Ltd. (Alphapharm), Teva Pharmaceuticals USA, Inc. (Teva), and Dr. Reddy’s Laboratories, Inc. (DRL) relating to the submission to the U.S. Food and Drug Administration (FDA) of Abbreviated New Drug Applications (ANDAs) by the four generic companies and the generic companies’ plans to market sumatriptan and naproxen sodium products pursuant to such ANDAs, which the Company contends infringe three of its patents covering Treximet.  Teva was dismissed without prejudice from the consolidated litigation in April 2010.  The case against the other three defendants was tried before Judge Leonard Davis in the Eastern District of Texas on October 12-15, 2010.  A decision is pending in the case.

For purposes of evaluating POZEN’s motion for a preliminary injunction, Judge Davis focused his analysis on two asserted claims of U.S. Patent No. 6,586,458, one of three patents challenged by the defendants in the case.  Judge Davis concluded that the Company had shown “that it is likely to succeed against Par on the merits of its infringement claim of the ’458 patent.”  The Court further concluded that POZEN “is likely to succeed against Defendants’ invalidity claims” concerning the ’458 patent and that it “does not find that Defendants’ arguments raise a substantial question regarding the enforceability of the ’458 patent.”

The injunction will remain in effect until a final decision is issued in the pending patent litigation.  The Company continues to believe that its patents covering Treximet are valid and enforceable, and that these beliefs will be upheld by the Court.

About Treximet

Treximet was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human duramater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK.  Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI toxicity. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3 clinical trials. POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications. The Company's common stock is traded on The NASDAQ Stock Market under the symbol "POZN". For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.
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